Exhibit 99.2

EARNINGS CALL SCRIPT - Q4 FY2019

The following is a summary of our operational results for the fourth quarter of fiscal 2019. The purpose of these notes is to add more detail to the standard press release we issue each quarter. We intend to dedicate the Earnings Call time to answering any specific questions on our results or performance year-to-date.

INTRODUCTORY UPDATE

As we announced in June of 2017, and have repeated in our earnings call scripts since, we have an ongoing investigation relating to our Mexico operations. As previously stated, we voluntarily disclosed the matters under investigation to the Department of Justice and the Securities and Exchange Commission in June 2017. We remain committed to full cooperation with both agencies and also reaffirm our strong commitment to compliance with all applicable laws and regulations. Since it is an ongoing investigation, we are not able to provide additional information or answer questions about the investigation at this time.

We sold our Mexico operations effective July 1, 2018. As a result of the sale of Mexico, we have classified the Mexico operating segment as discontinued operations and will focus on our US operations.

OVERALL

The fourth quarter of fiscal year 2019 extends the positive results related to growth in accounts and outstanding loans experienced in recent periods. We sustained these growth trends and continued to accelerate our growth in the US.

US Revenues during the fourth quarter of fiscal 2019 increased 11.0% over the same quarter last year. Our US revenues increased due to higher interest and fee income, primarily as a result of higher average-earning loans outstanding and higher revenues from our tax preparation business. Likewise, same-store revenue in the US (from the 1,125 branches open in both quarters) increased 9.8%.

Net income from continuing operations for the fourth quarter of fiscal 2019 increased to $37.9 million from $25.7 million for the same quarter of the prior year.

Net income for the fourth quarter of fiscal 2019 increased $8.8 million to $37.9 million compared to the $29.1 million in net income reported for the same quarter of the prior year.

Net income from continuing operations and net income were impacted by the recognition of the deemed repatriation transition tax ("Transition Tax") of $4.8 million in the prior year quarter. Excluding the Transition Tax, net income increased $4.0 million, or 11.7%.

Our provision for loan losses increased $11.9 million for the fourth quarter of fiscal 2019. This is primarily due to an increase in our net charge-offs of $6.5 million. There was a $3.3 million increase in the US provision due to an increase during the quarter in US accounts 90 days past due when comparing the fourth quarter of fiscal 2019 to the fourth quarter of fiscal 2018. The increase in net charge-offs and 90 day accounts past due were primarily driven by higher loans outstanding for the quarter; however, our net charge off rate also increased from 16.2% to 17.4% and the amount of 90 days accounts as a percent of loans outstanding increased from 3.4% to 3.8%. We believe that the higher loss rates and delinquencies are being driven by the higher proportion of new borrowers in our portfolio as discussed below.

We did not experience an increase in legal and professional expense compared to the prior year quarter; however, our legal and professional expenses remain elevated. We incurred $300,000 in cost related to the Mexico investigation during the quarter.

Personnel expense in the US increased by $3.7 million during the fourth quarter of fiscal 2019, as compared to the fourth quarter of fiscal 2018 primarily due to $5.7 million of additional share-based compensation associated with the previously announced long-term incentive program and director equity awards. The prior year included $2.5 million in severance related amounts as a result of the separation agreement entered into with the Company’s former CEO. The Company also recorded a $1.8 million charge due to a change in the Company's paid time off policy in the prior year. Base salary and benefit expense increased $2.1 million largely due to an increase in average full time equivalent employees quarter-over-quarter. Average headcount increased largely due to de novo branches and the acquisition of branches and accounts.

LOAN PORTFOLIO PERFORMANCE

US Customer Base:
We continue to refine customer acquisition strategies and we now have the largest customer base in company history, after growing 9.4% year-over-year as of March 31, 2019; this is compared to -1.3%, -1.5%, -5.9%, 1.0%, and 5.8% in the preceding 5 fiscal years (2014-2018, respectively). We completed acquisitions of several performing loan portfolios that resulted in 3.7% unique customer growth year-over-year, making the organic year-over-year customer growth 5.7%. We ended the fourth quarter with 55,000 more customers than the prior year-end record, set in March 2013.

Contributing to our customer base growth, we continue to experience significant increases in former and new customers as well. Former borrowers continued to return and open new loans in record numbers during the fourth quarter of fiscal 2019; we experienced an increase of 2.6% in former borrower originations over the same quarter of the prior year. Year-to-date, former borrower originations have increased 4.2% compared to fiscal 2018. New borrower originations during the quarter increased 5.5% compared to the same quarter of fiscal year 2018. Year-to-date, new borrower originations have increased 12.5% compared to fiscal 2018. The new and former borrower growth numbers are organic and excludes the direct impact of portfolio acquisitions.

US Gross Loan performance:
Our gross loans at March 31, 2019, of $1.13 billion is our largest year-end portfolio size to date, a 12.3% increase year-over-year. This is compared to 3.4%, 0.1%, -5.1%, -2.2%, and 6.5% in the preceding 5 fiscal years (2014-2018, respectively). The fiscal year-end portfolio is an 11.0% increase from the prior largest year-end of March 31, 2015. Gross loans decreased -10.4% in the fourth quarter, compared to -13.3%, -12.7%, -14.2%, -11.4%, and -10.9% in the preceding 5 fiscal years (2014-2018, respectively).

Looking at same store year-over-year gross loans outstanding growth in the US, our balances increased by 12.2%, or $120.5 million, as of the end of the fourth quarter of fiscal 2019. This is an improvement on the same period of last year where same store gross loans outstanding increased 7.2%. More than 70% of our stores opened during both fiscal years grew their number of accounts year-over-year and 78% grew their outstanding loans. Same stores' customer base increased by 68,000 in total year-over-year, compared to 45,700 at the end of fiscal 2018.

Credit Quality of Customer Base & Delinquencies:
Accounts in the US that were over 90 days delinquent increased to 3.8% as of March 31, 2019, compared to 3.4% as of March 31, 2018. Accounts that are 0 to 60 days past due on a recency basis as a percentage of gross loans were up to 19.4% compared to 18.0% as of March 31, 2018.

Customers who are new borrowers to World Finance (less than 6 months since their first origination at the time of their current loan) as a percentage of the year-end portfolio have grown 39.4% year-over-year, this is compared to a 17.5% year-over-year growth for fiscal 2018 and an average of -3.2% growth in fiscal years 2015-2017. These "new to World" customers now account for 17% of the portfolio, an increase from 13.7% last year and an average of 12.5% in the prior 5 fiscal years (2013-2017). This tremendous growth is due to both organic customer growth and portfolio acquisitions throughout the year. Further, customers with less than 1 year tenure as a percentage of the year-end portfolio have grown 33.2% year-over-year to now account for 23% of the portfolio.

We monitor credit quality through a series of early performance indicators as well as credit scores and have maintained similar or higher credit scores in all categories of borrowers (new, former and current). This is especially important as we monitor the credit risk and performance of new borrowers which have increased dramatically this fiscal year. Based on customer tenure and credit quality, we continue to see stable loan performance across vintages.

We anticipate that this increased weighting of new borrowers, our riskiest customer type, in the portfolio will naturally result in increased delinquencies and charge-offs in the future, both in dollars and rates at this growth rate. While we have experienced an increase in portfolio weighting towards less tenured customers during the last 18 months, we have not seen an increase in charge-off rates by customer tenure. The increase in the overall provision is within expectations due to the shift in the portfolio due to new customer growth. We plan to continue to invest in the portfolio for future revenue growth as long as the expectations and early performance indicate that these new borrowers will provide an after-tax return above our cost of capital.

New Branches:
As of March 31, 2019, we had 1,193 branches in the US, of which 1,167 are operating under the World Finance name. We continue to re-brand current and acquired branches to strengthen our brand name and reputation and intend to brand all of our operations under the World Finance name in the future.

OTHER PERFORMANCE DETAILS

Outstanding Debt:
As of March 31, 2019, our debt to equity ratio remained at 0.5:1, consistent with prior year, despite $74.5 million in share repurchases and substantial loan growth during the year. We consider 2:1 to be a conservative level, and we are significantly below that level.

REGULATORY ENVIRONMENT

State-level Regulations:
We are not aware of any significant changes in state regulations that have been adopted (or appear likely to be adopted in the near term) that are likely to have a material adverse effect on our business.

CFPB:
Regarding the final regulations from the CFPB on small-dollar lending, we believe the effect on our business practices will be very limited. Regarding any other proposed regulation, such as CFPB supervisory oversight, we are not in a position to be able to comment about the potential impact. We will discuss any effect on our operations or policies if, and when, any legislation or regulation is fully enacted that impacts our business.

3